EFFECTIVE OCTOBER 15, 1996

                             FORM N-18F-1

                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549


            NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
               UNDER THE INVESTMENT COMPANY ACT OF 1940


                BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST
       ---------------------------------------------------------
                       EXACT NAME OF REGISTRANT


                       NOTIFICATION OF ELECTION
                       ------------------------

          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                               SIGNATURE
                               ---------

          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this notification of election to be duly executed on its behalf in the City of Denver and the State of Colorado on the 15th day of October, 1996.

                    Signature BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST
                                    (Name of Registrant)


                              By  Gerard M. Lavin
                                --------------------------------------
                              (Name of director, trustee or officer
                              signing on behalf of Registrant)

                                              President
                              ----------------------------------------
                                               (Title)

Attest  Kevin R. Fay
      -------------------------
              (Name)

V.P., Secretary and Treasurer
-------------------------------
              (Title)